News Release

MIHI CEO & CMO Discuss The Advantages Of Its Telemedicine Platform To Rural Physicians And Patients

Provides Patients Easy Access To Top Specialists And Increases Revenues Of Physician Practices;

DULUTH, GEORGIA – 08/10/2016

Medina Innovation Holdings, Inc. which is changing its name to Medical Innovation Holdings, Inc. (“MIHI” or the “Company”) (OTC: MIHI), today, released the observations of the Company’s CEO & CMO regarding the Company’s innovative response to the perennial complaints of rural populations and practitioners alike, and described how the Company’s telemedicine plan provides the long awaited benefits for both rural doctors and their patients.

Simply stated, the Company’s plan provides needed specialty practice medical services to underserved rural patients in the setting of their primary practice provider at no additional cost to them. It also provides the rural physician with administrative support, additional income, and the ability for the practice to grow exponentially and to provide access to much needed specialist practitioners.

Arturo “Jake” Sanchez, CEO and Director, stated: “Basically, the Company saw the problems inherent in the current healthcare system and created a better solution. There is a tremendous patient demand for access to not only affordable care but also high quality care. Consumers are playing a more direct role in their care options and physicians are demanding better ways to provide that care for their patients. We provide both.

Plus, we give the practitioner a distinct marketing advantage, which can create additional revenues for the practice. Our plan is designed to increase patient acquisition and retention given the practice’s new ability to offer the whole array of specialty services provided by the Company. Also, the Company’s plan, by making sure the practices are quickly and efficiently receiving reimbursement for the services, provides a consistent cash flow that the practices can rely upon.”

Dr. Christopher JWB Leggett, the Company’s Chief Medical Officer added: “For the patients, it is really a matter of being exposed to high quality primary care, having access to top tier specialty care and the convenience of receiving these medical services in their own hometown. After undergoing our thorough virtual clinical evaluation there may be no need to endure the anxiety, family disruption, and discomfort of having to travel back and forth to the nearest major city to receive adequate care. Our goal is to provide a pathway for patients to access specialists and all the necessary emerging diagnostic and therapeutic technologies to manage acute disease states, post-acute care, wellness visits and preventative medical strategies that will help keep patients healthy.”

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About Medical Innovation Holdings, Inc.

MIHI, a Colorado-based publicly traded company, owns and operates strategically aligned health care service companies focused on the delivery of clinical virtual medicine (health) as a way of bringing quality medical care to all areas of need including rural and underdeveloped areas across the country. Through our wholly owned subsidiary, 3Point Care, we provide personalized high-tech high-touch telemedicine encounters pairing our virtual health specialty doctors with traditional primary doctors utilizing nextgen virtual health technologies in order to connect a patient with a multi-disciplinary specialty clinical healthcare practice. Through our other companies and relationships we offer Affordable Care Organization (ACO) support, wellness and prevention, lab analysis and lab services, and remote diagnostic monitoring.

We serve a number of constituents and stakeholders interested in reducing the cost of care, enhancing the quality of care, promoting access to care, and maintaining the continuum of care.

For more information on MIHI, please visit the Company’s website at http://www.medicalinnovationholdings.com

To be added to the Company investor email list, please email investor@MedicalInnovationHoldings.com with MIHI in the subject line.

To leave a message please call +1-866-883-3793 for Investor Relations

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

News Release

Investor Contacts:

investor@medicalinnovationholdings.com